Exhibit (a)(5)(C)

Smith & Wesson Holding Corporation Announces Results of Tender Offer

SPRINGFIELD, Mass., July 24, 2013 — Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC), a leader in firearm manufacturing and design, today announced the preliminary results of its fixed-price cash tender offer (the “Offer”), which expired at 12:00 midnight, New York City time, on the evening of July 23, 2013.

Based on the preliminary count by Interwest Transfer Company, Inc., the depositary for the Offer (the “Depositary”), the company expects to accept for payment an aggregate of 1,431,747 shares of its common stock at a purchase price of $11.00 per share, at a total cost to the company of approximately $15.7 million, excluding fees and expenses relating to the Offer.

Based on the preliminary count by the Depositary, an aggregate of 1,431,747 shares were properly tendered and not withdrawn, including 366,723 shares that were tendered through notice of guaranteed delivery. These shares represent approximately 2.2 percent of shares issued and outstanding.

The number of shares to be purchased is preliminary. The determination of the final number of shares to be purchased is subject to confirmation by the Depositary of the proper delivery of the shares validly tendered. The actual number of shares validly tendered will be announced following the completion of the confirmation process. Payment of shares will be made in cash, without interest. Payment for the shares accepted for purchase under the Offer will be made promptly.

On June 13, 2013, the company announced that its Board of Directors had approved the repurchase of up to $100.0 million of the company’s outstanding common stock, including the repurchase for cash of up to $75.0 million of common stock by way of a fixed-price issuer tender offer, with the remaining authorized balance to be repurchased in the open market or privately negotiated transactions. Following the expiration of the Offer, the company remains authorized to repurchase up to approximately $84.3 million of common stock in the open market or privately negotiated transactions. This authorization is subject to modification or termination by the company’s Board of Directors at any time. Pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, any such additional repurchases by the company of shares of its common stock shall not occur prior to the expiration of at least ten business days after the expiration date of the Offer.

The Offer was made pursuant to an Offer to Purchase, dated June 17, 2013, as amended and supplemented by the Supplement to the Offer to Purchase, dated July 10, 2013, and the related Amended Letter of Transmittal, dated July 10, 2013, in which the company offered to purchase up to 6,818,181 shares at a price of $11.00 per share.

Cowen and Company, LLC is the dealer manager for the Offer and Innisfree M&A Incorporated is the information agent for the Offer.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P® and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, log on to www.smith-wesson.com.

Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “anticipates,” “intends,” “expects,” “believes” and “will,” and similar words and phrases. Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the company’s expectation of the number of shares to purchased and statements regarding the company’s repurchase program. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2013. Investors should not place undue reliance on forward-looking statements as predictions of future results. The company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com